As filed with the Securities and Exchange Commission on October 2, 1997
                                           Registration No: 333-_______
========================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549
                         -----------------------

                                FORM S-8

                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                       ---------------------------

                           UNOCAL CORPORATION
           (Exact name of registrant specified in its charter)

                Delaware                           95-3825062
    (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)           Identification No.)

     2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245
      (Address, including zip code, of Principal Executive Offices)

                 DIRECTORS' RESTRICTED STOCK UNITS PLAN
                        (Full title of the plan)

                         DENNIS P.R. CODON, ESQ.
         VICE PRESIDENT, CHIEF LEGAL OFFICER AND GENERAL COUNSEL
                    2141 Rosecrans Avenue, Suite 4000
                      El Segundo, California 90245
                             (310) 726-7651
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                       ---------------------------

                     CALCULATION OF REGISTRATION FEE
========================================================================
                                     Proposed     Proposed
                                      Maximum      Maximum      Amount
                        Amount of    Offering     Aggregate       of
Title of Securities    Shares to be  Price Per    Offering     Registra-
  to be Registered      Registered   Share (1)    Price (1)    tion Fee
========================================================================
Common Stock, $1.00
par value per share
(including Preferred
Stock Purchase Rights)   249,938     $43.125     $10,778,576   $3,717
========================================================================
(1) Solely for the purpose of calculating the registration fee in accor-dance with Rule 457(c), based upon the average of the high and low prices reported in the consolidated reporting system for September 25, 1997.
========================================================================

                          PART I OF FORM S-3
                   INFORMATION REQUIRED IN PROSPECTUS

REOFFER PROSPECTUS

                              31,093 SHARES

                           UNOCAL CORPORATION

                              COMMON STOCK
                       (PAR VALUE $1.00 PER SHARE)


This prospectus relates to the reoffer and resale of 31,093 shares (the "Shares") of outstanding Common Stock, par value $1.00 per share ("Common Stock"), of Unocal Corporation, a Delaware corporation (the "Company"), that may by sold by certain stockholders (the "Selling Stockholders") of the Company. All Selling Stockholders are present or former directors of the Company. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares. The Company will not receive any proceeds from the sale of the Shares.

Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS REOFFER PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS REOFFER PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.

The date of this Reoffer Prospectus is October 1, 1997.

                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), the Chicago Stock Exchange, and the Pacific Stock Exchange. Reports, proxy statements, and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 115 Sansome Street, 3rd Floor, San Francisco, California 94104.

The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning the Company, which files electronically with the Commission.

This Prospectus constitutes a part of a registration statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference.

                   DOCUMENTS INCORPORATED BY REFERENCE

There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Commission:

          (a) The Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 1996;

          (b) The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31 and June 30, 1996;

          (c) All other reports filed pursuant to Section 13(a) or 159(d) of the Exchange Act, since December 31, 1996; and

          (d) The descriptions of the Company's Common Stock, $1.00 par value per share ("Common Stock") (including the associated Preferred Stock Purchase Rights) and the 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust, (the "Trust Convertible Preferred Securities"), the guarantee thereof by the Company (the "Guarantee"), and the 6 1/4% Convertible Junior Subordinated Debentures of the Company (the "Convertible Debentures") (insofar as the rights thereof may materially limit or qualify the rights evidenced by, or amounts payable with respect to, the Common Stock) set forth under the captions "Description of the Common Stock," "Description of the Trust Convertible Preferred Securities," "Description of the Guarantee," "Description of the Convertible Debentures," and "Effect of Obligations under the Convertible Debentures and the Guarantee" in the Prospectus dated August 7, 1996, included in the Registration Statement on Form S-4 of the Company and Unocal Capital Trust (File Nos. 333-09137 and 333-09137-
     01), as amended by Pre-Effective Amendment No. 1 thereto.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be addressed to Corporate Secretary, Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245.

                          PLAN OF DISTRIBUTION

The Company has been advised that the Shares being offered hereby may be sold by or on behalf of each of the Selling Stockholders in non-underwritten distributions on the NYSE at prices prevailing on the NYSE at the time of sale.

                        SELLING SECURITY HOLDERS

All of the Shares subject to this offering were issued pursuant to the Plan. All of the Selling Stockholders are current or former directors of the Company. As of September 24, 1997, the following persons may be deemed Selling Stockholders:

          Name                     Number of Shares
          ----                     ----------------

    John W. Amerman                    3,669
    MacDonald G. Becket                1,540
    John W. Creighton, Jr.             4,034
    Malcolm R. Currie                  3,572
    Frank C. Herringer                 3,924
    Donald P. Jacobs                   4,696
    Kevin W. Sharer                      586
    Charles R. Weaver                  4,611
    J. Steven Whisler                  3,384
    Marina v.N. Whitman                1,077

Because the Selling Stockholders may sell all or some of the Shares they hold from time to time pursuant to this Reoffer Prospectus, no estimate can be given as to the exact number of Shares that will be held by the Selling Stockholders upon termination of this offering.

                           EXPERTS AND COUNSEL

The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting.

Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for the Company by Dennis P.R. Codon, Esq., Vice President, General Counsel and Chief Legal Officer of the Company. As of September 25, 1997, Mr. Codon owned 19,965.65545 shares of Common Stock. He also held options to purchase 45,327 shares of Common Stock at prices ranging from $26.375 to $32.8125, with expiration dates ranging from 2003 to 2007. In addition, Mr. Codon held 15,963 performance share units, which could be paid out in up to 31,926 shares of Common Stock at the end of the four-year performance cycle, depending upon the Company's total return to stockholders.

             INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes the Company to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of the Company provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Company has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and the Company has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. The Company has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

                         PART II OF FORM S-8
           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Commission:

          (a) The Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 1996;

          (b) The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31 and June 30, 1996;

          (c) All other reports filed pursuant to Section 13(a) or 159(d) of the Exchange Act, since December 31, 1996; and

          (d) The descriptions of the Company's Common Stock (including the associated Preferred Stock Purchase Rights) and the 6 1/4% Trust Convertible Preferred Securities of the Unocal Capital Trust, (the "Trust Convertible Preferred Securities"), the guarantee thereof by the Company (the "Guarantee"), and the 6 1/4% Convertible Junior Subordinated Debentures of the Company (the "Convertible
     Debentures") (insofar as the rights thereof may materially limit or qualify the rights evidenced by, or amounts payable with respect to, the Common Stock) set forth under the captions "Description of the Common Stock," "Description of the Trust Convertible Preferred Securities," "Description of the Guarantee," "Description of the Convertible Debentures," and "Effect of Obligations under the Convertible Debentures and the Guarantee" in the Prospectus dated August 7, 1996, included in the Registration Statement on Form S-4 of the Company and Unocal Capital Trust (File Nos. 333-09137 and 333-09137-01), as amended by Pre-Effective Amendment No. 1 thereto.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for the Company by Dennis P.R. Codon, Esq., Vice President, General Counsel and Chief Legal Officer of the Company. As of September 25, 1997, Mr. Codon owned 19,965.65545 shares of Common Stock. He also held options to purchase 45,327 shares of Common Stock at prices ranging from $26.375 to $32.8125, with expiration dates ranging from 2003 to 2007. In addition, Mr. Codon held 15,963 performance share units, which could be paid out in up to 31,926 shares of Common Stock at the end of the four-year performance cycle, depending upon the Company's total return to stockholders.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes the Company to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of the Company provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Company has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and the Company has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. The Company has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed.

The Shares that are to be reoffered or resold by means of the Reoffer Prospectus filed with this Registration Statement were issued previously under the Plan to such directors under the private offering exemption from registration under Section 4(2) of the Securities Act.

Item 8.  Exhibits.

EXHIBIT
NUMBER                   EXHIBIT
-------                  -------

 4.1   Certificate of Incorporation of the Company, as amended
       (incorporated by reference to Exhibit 3.1 to Amendment No. 2 on Form 10-K/A to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-8483).

 4.2 Bylaws of the Company, as amended though February 3, 1997, and currently in effect (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 3, 1997, and filed February 7, 1997, File No. 1-8483).

 4.3 Rights Agreement, dated as of January 29, 1990, between the Company and The Chase Manhattan Bank, as successor Rights Agent (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated January 29, 1990, File No. 1-8483).

 5 Opinion of Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel, to the Company.

 23.1  Consent of Coopers & Lybrand L.L.P.

 23.2 Consent of Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel (included in Exhibit 5).

 24    Power of Attorney.

Item 9.  Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of Registration Fee" table in the effective registration statement;

                      (c) To include any material information with respect to the plan distribution not previously disclosed in this statement or any material change to such information in this registration statement;

     Provided, however, that the undertakings set forth in paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange
     Act that are incorporated by reference in this Registration
     Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on September 29, 1997.

                              UNOCAL CORPORATION

                              By /s/ STANLEY Y. HANAOKA
                              --------------------------
                              Stanley Y. Hanaoka
                              Assistant Comptroller

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

        SIGNATURE                    TITLE                    DATE
        ---------                    -----                    ----

   /s/ ROGER C. BEACH*          Chairman of the
   --------------------     Board of Directors and     September 29, 1997
      Roger C. Beach        Chief Executive Officer

  /s/ NEAL E. SCHMALE*      Chief Financial Officer
   --------------------           and Director         September 29, 1997
     Neal E. Schmale

/s/ JOSEPH A. HOUSEHOLDER*     Vice President and
-------------------------    Comptroller(Principal     September 29, 1997
  Joseph A. Householder       Accounting Officer)

  /s/ JOHN W. AMERMAN*
   -------------------              Director           September 29, 1997
     John W. Amerman


---------------------------         Director
  John W. Creighton, Jr.

 /s/ MALCOLM R. CURRIE*
  ----------------------            Director           September 29, 1997
    Malcolm R. Currie


 -----------------------            Director
    Frank C. Herringer

        SIGNATURE                    TITLE                    DATE
        ---------                    -----                    ----


 /s/ JOHN F. IMLE, JR.*
  ----------------------            Director           September 29, 1997
    John F. Imle, Jr.

 /s/ DONALD P. JACOBS*
  ---------------------             Director           September 29, 1997
     Donald P. Jacobs

 /s/ CHARLES R. WEAVER*
  ----------------------            Director           September 29, 1997
    Charles R. Weaver

 /s/ J. STEVEN WHISLER*
  ----------------------            Director           September 29, 1997
    J. Steven Whisler

/s/ MARINA V.N. WHITMAN*
 ------------------------           Director           September 29, 1997
   Marina V.N. Whitman

  /s/ KEVIN W. SHARER*
 ------------------------           Director           September 29, 1997
     Kevin W. Sharer


* By /s/ DARRELL D. CHESSUM
     ----------------------
     Darrell D. Chessum

     Pursuant to the requirements of the Securities Act of 1933, the members of the Management Development and Compensation Committee who administer the Directors' Restricted Stock Units Plan, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on September 29, 1997.

                              DIRECTORS' RESTRICTED STOCK UNITS PLAN

                              By   /s/ DONALD P. JACOBS*
                              ----------------------------------
                              Donald P. Jacobs
                              Member, Management Development and
                              Compensation Committee

                              * By /s/ DARRELL D. CHESSUM
                                   -----------------------------
                                   Darrell D. Chessum